Exhibit 99.1

MEGA MATRIX CORP. Provides Business Update

PALO ALTO, CA, March 18, 2024 (GLOBE NEWSWIRE) -- Mega Matrix Corp. ("MPU" or the "Company") (NYSE American: MPU), today provided a business update.

Recent Events

During the first quarter of 2024, the company ceased its crypto-related business operation and is concentrating on its short drama streaming services. This transition is evident by the following significant events:

•	On November 15, 2023, the Company entered into a non-binding letter of intent to acquire 60% of the voting capital stock of Yuder Pte, Ltd. On January 8, 2024, the Company closed the acquisition of its interest in Yuder, a company that operates FlexTV, a leading short drama streaming platform based in Singapore, specializing in producing English and Thai dramas.
•	On January 20, 2024, FlexTV's rose to 8th position in the Apple App Store Entertainment Top Charts (Free Apps, U.S.).
•	FlexTV's total unaudited top-up and subscription fee from the users for January and February 2024 reached a total of $6.5 million, marking a 360% increase compared to the combined total unaudited amount of top-up and subscription fee for November and December 2023. We anticipate that the rate of growth will continue.
•	As of March 5, 2024, the Company has ceased its solo-staking business operations.

Financial Highlights

•	The Company closed the private placements of $3.7 million during December 2023 through January 2024.
•	The Company has filed its Form 10-K for the year ended December 31, 2023. Investors may access the report at www.sec.gov.

Management Commentary

Mr. Yucheng Hu, CEO of Mega Matrix Corp. said, “In Q4 of 2023, Mega Matrix Corp. strategically transitioned away from the cryptocurrency sector, redirecting our focus towards FlexTV, our short drama platform designed for the vertical screen era. This shift reflects our commitment to adaptability and market responsiveness.

As we enter 2024, our primary objective is to enhance FlexTV's offerings to meet the evolving preferences of our audience. Leveraging our expertise in content creation and distribution, we aim to capitalize on the increasing demand for immersive, bite-sized content experiences.

Our commitment to delivering captivating content remains steadfast. We are confident that this strategic realignment will not only drive success for FlexTV but also solidify our position as pioneers shaping the future of entertainment, providing shareholders with even greater returns on their investment.”

Preliminary Information

The unaudited financial and operational information presented in this press release is preliminary and may change. MPU’s financial closing procedures with respect to the estimated financial information provided in this press release are not yet complete, and as a result, the Company's final results may vary materially from the preliminary results included in this press release. MPU undertakes no obligation to update or supplement the information provided in this press release until the Company releases its financial statements for the three months ended March 31, 2024. The preliminary financial information included in this press release reflects the Company's current estimates based on information available as of the date of this press release and has been prepared by Company management. This preliminary financial and operational information should not be viewed as a substitute for full financial statements prepared in accordance with GAAP and is not necessarily indicative of the results to be achieved for the current and any future periods. This preliminary financial and operational information could be impacted by the effects of financial closing procedures, final adjustments, and other developments. FLEX TV financial information is before any adjustments to reflect the Company’s 60% interest.

About Mega Matrix: Mega Matrix Corp. (NYSE AMEX: MPU) is a holding company and operates FlexTV, a short-video streaming platform and producer of short dramas, through Yuder Pte, Ltd., an indirect majority-controlled subsidiary of Mega Matrix. Mega Matrix is a Delaware corporation headquartered in Palo Alto, CA. For more information, please contact info@megamatrix.io or visit: http://www.megamatrix.io.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. All statements in this press release other than statements that are purely historical are forward looking statements. When used in this press release, the words "estimates," "projected," "expects," "anticipates," "forecasts," "plans," "intends," "believes," "seeks," "may," "will," "should," "future," "propose," and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees for future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company's control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, are: the ability to manage growth; ability to identify and integrate future acquisitions; ability to grow and expand our FlexTV business; ability to obtain additional financing in the future to fund capital expenditures; fluctuations in general economic and business conditions; costs or other factors adversely affecting the Company's profitability; litigation involving patents, intellectual property, and other matters; potential changes in the legislative and regulatory environment; a pandemic or epidemic; ; the possibility that the Company may not succeed in developing its new lines of businesses due to, among other things, changes in the business environment, competition, changes in regulation, or other economic and policy factors; and the possibility that the Company’s new lines of business may be adversely affected by other economic, business, and/or competitive factors. The forward-looking statements in this press release and the Company's future results of operations are subject to additional risks and uncertainties set forth under the heading "Risk Factors" in documents filed by the Company with the Securities and Exchange Commission, including the Company's latest annual report on Form 10-K, and are based on information available to the Company on the date hereof. In addition, such risks and uncertainties include the Company's inability to predict or control bankruptcy proceedings and the uncertainties surrounding the ability to generate cash proceeds through the sale or other monetization of the Company's assets. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release.

Contact: Info@megamatrix.io